EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference, in Registration Statement on Form S-8 to be filed on behalf of CGB&L Financial Group, Inc., of our report dated April 12, 1999, on the consolidated financial statements of CGB&L Financial Group, Inc. for the year ended March 31, 1999, which report is incorporated in the Annual Report on Form 10-K of CGB&L Financial Group, Inc.

/s/ Olive LLP

Decatur, Illinois
October 28, 1999